Exhibit 5.1
[Dill Dill Carr Stonbraker & Hutchings, P.C. Letterhead]
July 3, 2007
Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
This opinion is delivered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) by Gasco Energy, Inc., a Nevada corporation (the “Company”), relating to the proposed issuance by the Company of up to 11,000,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company, pursuant to the Agreement and Plan of Merger dated as of September 20, 2006, as amended on January 31, 2007 and May 29, 2007 (the “Agreement”), by and among the Company, Gasco Acquisition, Inc., and Brek Energy Corporation.
The Agreement provides for the merger of Gasco Acquisition, Inc., a wholly owned subsidiary of the Company, to be merged with and into Brek Energy Corporation. Brek Energy Corporation will be the surviving entity in the merger and will, as a result of the merger, become a wholly owned subsidiary of the Company (the “Merger”). The Registration Statements contains a joint proxy statement/prospectus to be furnished to the shareholders of Brek Energy Corporation in connection with their consideration of the Merger.
In the preparation of this opinion, we have examined originals or copies identified to our satisfaction of the relevant corporate and other documents, and made such other examinations of matters of law and of fact as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us

Gasco Energy, Inc.
July 3, 2007

as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.
For the purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, as finally amended, will have become effective under the Act and (ii) the Merger will have become effective. Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Agreement upon consummation of the Merger contemplated therein, will be validly issued, fully paid and nonassessable.
The foregoing opinions are limited to the federal laws of the United States of America, and the corporate laws of the State of Nevada.
We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are experts within the meaning of Section 7 of the Act.
This opinion is limited to the matters herein and no opinion is implied or may be inferred beyond the matters expressly stated.
This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to update this opinion for any changes of fact or law which may occur hereafter.
This opinion is delivered to the addressees hereof in connection with the transactions and matters relating to the Registration Statement and the Shares and may not be used or relied upon by any other person, and may not be quoted or relied upon for any purpose without our prior written consent.
Sincerely,
/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

Dill Dill Carr Stonbraker & Hutchings, P.C.